Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-190047, No. 333-66064, No. 333-115455 and No. 333-160405 on Form S-8 of our report dated March 13, 2012, relating to the 2011 consolidated financial statements, appearing in this Annual Report on Form 10-K of TriCo Bancshares for the year ended December 31, 2013.

/s/ Moss Adams LLP

Stockton, California

March 6, 2014